EXHIBIT 99.2

News Release

BROOKE CORPORATION ANNOUNCES RECORD QUARTERLY EARNINGS

OVERLAND PARK, K.S., May 8, 2003—Brooke Corporation (OTC Bulletin Board: BOKE) — Robert D. Orr, Chairman and CEO of Brooke Corporation announced that company earnings for the first quarter of 2003 were $1,591,269, or $.30 per diluted share, as compared with earnings of $557,480, or $.11 per diluted share, for the first quarter of 2002.  Mr. Orr also announced that Brooke Corporation’s revenues were approximately $15,600,000 for the first quarter of 2003 which is an 86% increase from the previous year.

In making the announcement, Mr. Orr stated that, “For the first three months of 2003, our earnings and revenues were at the highest levels in our company’s history.  The earnings increase is primarily attributable to improved loss ratios in 2002 and a corresponding increase in our share of insurance company underwriting profits on policies written by our franchise agents.  These profit sharing commissions are typically paid in the first quarter of each year.”

Comparing the first and second quarters of 2003, Mr. Orr cautioned investors that profit sharing commissions would be less in the 2nd quarter and that the amount of 2nd quarter earnings would largely depend on the amount of fees generated by Brooke Corporation’s lending and consulting activities.  Mr. Orr also noted that earnings for the twelve-month period ending March 31, 2003 were $2,483,664 and that trailing earnings per share were approximately $.51 based on the number of diluted outstanding shares as of March 31, 2003.

About our Company.... Brooke Corporation is the parent company of a family of companies that serves the insurance and financial services marketplace.  Through Brooke Franchise Corporation, Brooke benefits from a rapidly growing system of franchise agents specializing primarily in property and casualty insurance but also life, health, securities, and lending brokerage services.  The Company believes that franchise agents, as independent business owners, will distribute financial services more efficiently than others in the marketplace.  To compliment expanding franchise operations, Brooke also offers facilitator services such as consulting, lending, and brokerage services through Brooke operating subsidiaries.

Contact.... Sherisa Coomes, cooms@brookecorp.com or (785) 543-3199, Ext 197

Email Distribution…. If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.